Exhibit 99.1

KINGSWAY ENTERS INTO DEFINITIVE AGREEMENT TO ACQUIRE CMC INDUSTRIES, INC.

Toronto, Ontario (May 19, 2016) - (TSX: KFS, NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced that its indirect wholly owned subsidiary, CMC Acquisition, LLC, (“Buyer”), entered into a purchase agreement with CRIC TRT Acquisition LLC, (“Seller”) and the parent of Seller, pursuant to which, among other things, the Buyer agreed to purchase 81% of the issued and outstanding capital stock of CMC Industries, Inc., a Texas corporation (“CMC”) from Seller. The closing of the transactions contemplated by the purchase agreement (the “Closing”) is subject to the satisfaction of customary closing conditions, and is currently anticipated to occur no later than June 17, 2016.

“As we discussed in our recent shareholder letter (http://bit.ly/kfs2015), credit tenant triple net leases have been an area of focus for us. This transaction represents an opportunity for us to deploy capital while utilizing our deferred tax asset in a way that builds long-term economic value with attractive risk/reward characteristics,” stated Larry G. Swets, Jr., President and Chief Executive Officer. “This transaction is a good example of how we would like to deploy our capital and deferred tax asset into real estate assets.”

Details of Transaction
At the Closing, (i) Buyer will acquire 81% of the issued and outstanding capital stock of CMC for a purchase price of $1,500,000 (which is currently being held in escrow), (ii) Buyer and Seller will enter into a new Stockholders’ Agreement (the “Stockholders’ Agreement”) governing the rights and obligations of the stockholders’ of CMC and (iii) a subsidiary of CMC and an affiliate of Seller will enter into a Management Services Agreement whereby Seller’s affiliate will provide certain services to CMC and its subsidiaries in exchange for service fees.

If the Purchase Agreement is terminated by Seller because either (i) Buyer has breached any representation, warranty or covenant contained in the Purchase Agreement which individually, or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by the Purchase Agreement, or (ii) the Closing has not occurred on or before June 17, 2016 for reasons other than Seller’s breach of a representation, warranty or covenant contained in the Purchase Agreement, then Buyer will be obligated to pay liquidated damages in the amount of $150,000 to Seller (which payment will be Seller’s sole and exclusive remedy with respect to such termination).

CMC owns, through an indirect wholly owned subsidiary (the “Property Owner”), a parcel of real property consisting of approximately 192 acres located in the State of Texas (the “Real Property”). The Real Property is leased to a third party pursuant to a long-term triple net lease. The Real Property is also subject to a mortgage in the principal amount of approximately $180,000,000 (the “Mortgage”). The Mortgage is non-recourse indebtedness with respect to CMC and its subsidiaries (including the Property Owner), and the Mortgage is not, nor will it be, guaranteed by Kingsway or its affiliates. All lease income generated by the Real Property is applied to make principal and interest payments on the Mortgage.

The Stockholders’ Agreement to be entered into at Closing will contain terms that are generally customary for a Stockholders’ Agreement between stockholders holding majority and minority positions similar to those held by Buyer and Seller.

Pursuant to the terms of the Management Services Agreement to be entered into at Closing, an affiliate of Seller (the “Service Provider”) will provide certain services to CMC and its subsidiaries in exchange for service fees. Such services (collectively, the “Services”) will include (i) causing an affiliate of the Service Provider to guaranty certain obligations of the Property Owner (pursuant to an Indemnity and Guaranty Agreement (the “Indemnity and Guaranty Agreement”) between such affiliate and the holder of the Mortgage (the “Mortgagor”)), (ii) providing certain individuals to serve as members of the board of directors and/or certain executive officers of CMC and/or its subsidiaries and (iii) providing asset management services with respect to the Real Property. In exchange for the Services, the Property Owner will pay certain fees to the Service Provider. The payment of such service fees will be triggered by (i) a sale of the Real Property, (ii) a restructuring of the lease to which the Real Property is subject or (iii) a refinancing or restructuring of the Mortgage. The amount of the service fees will range from 40%-80% of the net proceeds generated by the event triggering the payment of the service fees (depending on the nature and timing of the triggering event).

Exhibit 99.1

About the Company
Kingsway is a holding company functioning as a merchant bank with a focus on long-term value-creation. The Company owns or controls stakes in several insurance industry assets and utilizes its subsidiaries, 1347 Advisors LLC and 1347 Capital LLC, to pursue opportunities acting as an advisor, an investor and a financier. The common shares of Kingsway are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “KFS.”

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the section entitled “Risk Factors” in the Company’s 2015 Annual Report on Form 10-K. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.

Additional Information
Additional information about Kingsway, including a copy of its 2015 Annual Report and filings on Forms 10-Q and 8-K, can be accessed on the Canadian Securities Administrators’ website at www.sedar.com, on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov or through the Company’s website at www.kingsway-financial.com.

For a current review of the Company and a discussion of its plan to create and sustain long-term shareholder value, management invites you to review its Annual Letter to Shareholders, which may be accessed at the Company’s website or directly at http://bit.ly/kfs2015.